2530 Meridian Parkway
Durham, NC 27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc.

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2014 SECOND QUARTER, SIX-MONTH Results

Overall Net Sales for Quarter Increase Year-over-Year 13%;

Electronic Devices and Communications Equipment Segments Generated Operating Profits

DURHAM, NC – August 19, 2014 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for its second quarter and six months ended June 30, 2014, and that it is filing its Quarterly Report on Form 10-Q for the period ended June 30, 2014, with the U.S. Securities and Exchange Commission today.

Overall net sales in the 2014 second quarter increased 13 percent to $9.1 million from $8.1 million in the 2013 second quarter and rose approximately 18 percent from $7.8 million in the first quarter of this year. For the first six months of 2014, net sales increased approximately 7 percent to $16.9 million from $15.8 million in the first six months of 2013.

Chairman and CEO Carmine T. Oliva noted that the surge in this year’s second quarter net sales generated the highest net sales level in any second quarter since 2011. “The level of shipments in the Company’s Electronic Devices and Communications Equipment segments increased 15 percent and 10 percent, respectively, in the 2014 second quarter, when compared to last year’s second quarter, and both segments generated operating profits for the quarter,” Oliva said.

“In addition, incoming orders in our Electronic Devices and Communications Equipment segments were strong during this year’s second quarter and by the end of the quarter our total backlog had increased 22 percent to $31.5 million from $25.9 million at the end of 2013, and 31 percent from $24.1 million at the end of the 2013 second quarter,” Oliva added. He also said that as of June 30, 2014, the overall backlog was at its highest month-end level since 2008.

Oliva noted that the process initiated by EMRISE in the Fall of 2013 to determine a range of strategic opportunities to maximize stockholder value is progressing, and that the process continues to be a priority of the Board and management.

EMRISE also announced it recorded charges in the 2014 second quarter due to: 1) an accrual of approximately $362,000 for a charge to engineering and product development expense related to a repayment claim from the Direction Generale des Finances Publiques in France for Research and Development grants awarded to the Company’s French subsidiary for the years 2009 to 2012 received in June 2014 and 2) an accrual of approximately $300,000 for a corporate charge related to an indemnity the Company provided to the holders of the promissory notes originally issued in 2008. The Company had indemnified the former note holders against increases in federal taxes on the capital gains arising on the redemption of the notes between 2008 and the date of redemption. The potential sum claimed by the noteholders was advised in May 2014 based on their expressed tax position for this year.

Electronic Devices Segment

Net sales of EMRISE’s Electronic Devices segment in the 2014 second quarter increased to $5.3 million from $4.6 million in the prior year’s second quarter. For the first six months of 2014, net sales in the segment increased to $10.5 million from $10.1 million in the first six months of 2013. Operating profit in the Electronic Devices segment for the second quarter and first six months of 2014 was $432,000 and $610,000, respectively, compared to $362,000 and $987,000 in the comparable periods of 2013.

The continuing escalation of demand for the electronic devices produced by the Company’s UK subsidiaries and used in In-flight Entertainment and Connectivity (IFE&C) systems is encouraging and the order rate for these products is expected to continue. There can be, however, some uncertainty as to when customers may schedule delivery of these orders. In addition, sales of the Company’s Radio Frequency products rebounded in the second quarter of this year as orders that were delayed in 2013 began to materialize.

Communications Equipment Segment

Communications Equipment net sales in the 2014 second quarter increased to $3.8 million from $3.5 million in the second quarter of 2013. For the first six months of 2014, net sales in the segment increased to $6.4 million from $5.6 million in the first six months of 2013. Operating profit in the Communications Equipment segment for the second quarter and first six months of 2014 was $33,000 and $55,000, respectively, compared to $322,000 and $66,000 in the comparable periods of 2013.

The Company’s French communications equipment business unit constitutes the predominant part of this segment. Sales of the Company’s French Network Access products have continued to provide a solid backlog of orders that translated into sales in this year’s second quarter. This business is project driven and, therefore, by its nature difficult to trend against prior periods but the Company continues to receive orders from regular customers and is witnessing increased demand from new buyers. The backlog remains substantially higher than in previous years.

Operating Loss (Income), One-Time Accruals, Net Loss

The overall loss from operations in this year’s second quarter was $163,000, compared to income from operations in the second quarter of 2013 of $75,000. For the first six months of 2014, the overall loss from operations was $818,000, compared to loss from operations of $293,000 in the first six months of 2013. Included in loss from operations for 2014 is the estimated accrual for the French Government’s R&D repayment claim.

Excluding this specific accrual, the Company would have reported income from operations in this year’s second quarter of $102,000.

Net loss for the second quarter of 2014 was $836,000, or $0.08 per basic and diluted share, compared to net loss for the 2013 second quarter of $100,000, or $0.01 per basic and diluted share. Net loss for the first six months of 2014 was $1.6 million, or $0.15 per basic and diluted share, compared to net loss for the first six months of 2013 of $628,000, or $0.06 per basic and diluted share. Net loss of the 2014 second quarter and first six months includes the aforementioned estimated accruals for the charges related to the French Government’s R&D repayment claim, as well as the estimated accrual of $300,000 related to the indemnity.

Excluding the accruals for the R&D repayment claim and the indemnification, the net loss for the 2014 second quarter would have been $174,000, or a loss per share of $0.02, and for the first six months of this year, net loss would have been $960,000, or a loss per share of $0.09. This is a Non-GAAP financial measure as defined by SEC Regulation G.

Further details related to the aforementioned accruals are included in EMRISE’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

Gross Margin, Balance Sheet Data, Adjusted EBITDA

The Company’s overall gross margin in the second quarter of 2014 was 27.5 percent, compared to 31.2 percent in the prior year’s first quarter. Overall gross margin in the first half of 2014 was 26.7 percent compared with 30.4 in the comparable 2013 period. An increase in sales in both IFE&C and Radio Frequency products in the 2014 second quarter resulted in a decline in gross margin percentage compared with prior periods because the sales and production mix favored engineering design projects for customers rather than power system production contracts, which tend to yield higher gross margins. This has been offset to some extent, by the strong gross margin for the Communications Equipment segment.

As of June 30, 2014, the Company’s cash and cash equivalents were $845,000, compared to cash and cash equivalents of $1.2 million on December 31, 2013. Total assets were $26.3 million, total debt obligations were $6.9 million and stockholders’ equity was $9.9 million at the end of the second quarter of 2014, compared to total assets of $26.5 million, total debt obligations were $6.5 million and stockholders’ equity was $11.2 million at the end of 2013.

For the 2014 second quarter, Adjusted EBITDA was $(432,000) compared to Adjusted EBITDA of $209,000 in the second quarter of 2013. Adjusted EBITDA for the first six months of this year was $(950,000), compared to Adjusted EBITDA of $58,000 in the first six months of 2013.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company’s Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that the continuing escalation of demand for the electronic devices produced by the Company’s UK subsidiaries and used in In-flight Entertainment and Connectivity (IFE&C) systems is encouraging and the order rate for these products is expected to continue; sales of the Company’s Radio Frequency products rebounded in the second quarter of this year as orders that were delayed in 2013 began to materialize; the Company continues to receive orders from regular customers for its French Network Access products and is witnessing increased demand from new buyers; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company’s sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the “Risk Factors” section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

 (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$9,134	$8,097	$16,892	$15,788
Cost of sales	6,625	5,570	12,382	10,984
Gross profit	2,509	2,527	4,510	4,804
Operating expenses:
Selling, general and administrative	2,106	2,128	4,447	4,478
Engineering and product development	566	324	881	619
Total operating expenses	2,672	2,452	5,328	5,097
(Loss)/Income from operations	(163)	75	(818)	(293)
Other income (expense):
Interest income	43	23	77	44
Interest expense	(155)	(136)	(290)	(254)
Other finance expense, net	(421)	4	(429)	107
Total other expense, net	(533)	(109)	(642)	(103)
Loss before income taxes	(696)	(34)	(1,460)	(396)
Income tax expense	140	66	162	232
Net loss	$(836)	$(100)	$(1,622)	$(628)
Foreign currency translation adjustment	$293	$(13)	$391	$(702)
Comprehensive Loss	$(543)	$(113)	$(1,231)	$(1,330)
Weighted average shares outstanding
Basic and diluted	10,720	10,698	10,717	10,698
Loss per share –Basic and diluted	(0.08)	(0.01)	(0.15)	(0.06)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$845	$1,170
Accounts receivable, net of allowances for doubtful accounts of $70 at June 30, 2014 and $70 at December 31, 2013	6,747	7,435
Inventories	7,010	6,357
Current deferred tax assets	8	46
Prepaid and other current assets	1,175	897
Total current assets	15,785	15,905
Property, plant and equipment, net	4,567	4,475
Goodwill	5,453	5,283
Intangible assets other than goodwill, net	402	457
Deferred tax assets	33	53
Other assets	98	286
Total assets	$26,338	$26,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,182	$3,201
Accrued expenses	4,827	4,259
Lines of credit	2,066	1,196
Current portion of long-term debt	808	2,672
Income taxes payable	7	36
Other current liabilities	333	261
Total current liabilities	11,223	11,625
Long-term debt	3,989	2,664
Deferred income taxes	18	17
Other liabilities	1,168	992
Total liabilities	16,398	15,298
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,725,337 and 10,719,337 issued and outstanding at June 30, 2014 and December 31, 2013, respectively.	128	128
Additional paid-in capital	44,215	44,205
Accumulated deficit	(33,546)	(31,924)
Accumulated other comprehensive loss	(857)	(1,248)
Total stockholders’ equity	9,940	11,161
Total liabilities and stockholders’ equity	$26,338	$26,459

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2014	2013	2014	2013
Net (Loss) Income from continuing operations	$(836)	$(100)	$(1,622)	$(628)
Stock based compensation	5	7	10	7
Interest income	(43)	(23)	(77)	(44)
Interest expense	155	136	290	254
Other, net	_	_	_	_
Depreciation & Amortization	147	123	287	237
Tax provision	140	66	162	232
ADJUSTED EBITDA	$(432)	$209	$(950)	$58

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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